Mail Stop 6010


							January 24, 2006



Via Facsimile and U.S. Mail

Sam R. Leno
Executive Vice President, Corporate Finance and Operations
and Chief Financial Officer
Zimmer Holdings, Inc.
345 East Main Street
Warsaw, IN  46580



	Re:	Zimmer Holdings, Inc.
		Form 10-K for the fiscal year ended December 31, 2004 Form 8-K dated October 26, 2005
		File No. 001-16407

Dear Mr. Leno:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant